As filed with the Securities and Exchange Commission on October 17, 2003

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Pacific Biometrics, Inc.
Name of Small Business Issuer in Its Charter

State of Delaware	93-1211114
State of Incorporation	I.R.S. Employer Identification No

220 West Harrison Street
Seattle, Washington 98119
Address and zip code of principal executive offices

1996 Stock Incentive Plan
(Full title of the plan)

Ronald R. Helm, Chief Executive Officer
220 West Harrison Street
Seattle, Washington 98119
(206) 298-0068
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Timothy M. Woodland
Cairncross & Hempelmann, P.S.
524 Second Avenue, Suite 500
Seattle, Washington 98104
(206) 587-0700

CALCULATION OF REGISTRATION FEE

	Amount of	Proposed Maximum	Proposed Maximum
Title of Securities	Securities to be	Offering Price	Aggregate	Amount of
to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee

Common Stock, $0.01 par value per share, under 1996 Stock Incentive Plan	1,562,235	$1.03	$1,609,102.05	$130.18

(1)	This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization, merger, combination or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Pursuant to Rules 457(c) and (h) of the Securities Act, the proposed maximum offering price per share of common stock has been calculated on the basis of the market price per share of common stock, calculated as the average of the bid ($0.85) and ask ($1.20) prices for one share of common stock as reported by the OTC Bulletin Board on October 15, 2003.

EXPLANATORY NOTE

     Pacific Biometrics, Inc., a Delaware corporation (the “Registrant”), previously filed with the Securities and Exchange Commission a registration statement on Form S-8 (File No. 333-23497) on March 18, 1997, registering 333,333 shares of its common stock (as adjusted pursuant to a 1:3 reverse stock split in March 2003) reserved for issuance under the Registrant’s 1996 Stock Incentive Plan (the “1996 Plan”).

     In September 2003, the Registrant’s Board of Directors approved an amendment to the 1996 Plan to increase the number of shares of common stock available for issuance under the 1996 Plan. This current registration statement on Form S-8 is being filed to reflect the increase in the number of shares available for issuance under the 1996 Plan. The initial registration statement is incorporated by reference to this Registration Statement with the exception of any changes as set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The Company will send or give documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the instructions to Form S-8, the Company is not required to file these documents with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement:

(1)	Annual Report on Form 10-KSB for the year ended June 30, 2003 filed on September 29, 2003.

(2)	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed on October 11, 1996, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

     In addition, all documents that are subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof (and that are filed prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold) shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

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Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) permits a corporation to indemnify its officers and directors to the extent provided in that statute. The Company’s Restated Certificate of Incorporation (“Certificate”) and Company’s By-laws (“By-laws”) contain provisions intended to indemnify officers and directors against liability to the fullest extent permitted by Delaware Law.

     Under Delaware Law, directors and officers may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In derivative actions, indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action, except that no indemnification shall be made in the event such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a proper court shall have determined that such person is fairly and reasonably entitled to indemnity for such expenses. Delaware Law also permits a corporation to maintain insurance on behalf of its officers and directors against liabilities incurred while acting in such capacities.

     The Certificate and By-laws contain provisions intended to provide indemnification to officers and directors of the Company. The Certificate provides that the Company shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section. The Company’s Bylaws, as amended, contains a similar provision requiring indemnity of the Company’s officers and directors to the fullest extent authorized by Delaware Law.

     The Company maintains directors’ and officers’ reimbursement and liability insurance pursuant to standard form policies, insuring its directors and officers against certain liabilities for certain acts or omissions while acting in their official capacity, including liability under the Securities Act of 1933, as amended. The above discussion of the Delaware Law, the Certificate and the By-laws is not intended to be exhaustive and is qualified in its entirety by reference to such statute, Certificate and By-laws.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Cairncross & Hempelmann, P.S. regarding legality of the Common Stock being registered
10.1	Pacific Biometrics, Inc. 1996 Stock Incentive Plan, as amended
23.1	Consent of Grant Thornton, LLP
23.2	Consent of Cairncross & Hempelmann, P.S. (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)

Item 9. Undertakings.

A.     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

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          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in this Registrant Statement; and

          (iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2)  For the purpose of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering.

     (3)  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on October 17, 2003.

PACIFIC BIOMETRICS, INC.

By:	/s/ Ronald R. Helm

Ronald R. Helm, Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below authorizes Ronald R. Helm and Michael P. Carrosino, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacities	Date

/s/ Ronald R. Helm Ronald R. Helm	Chief Executive Officer, President, Treasurer, and Director (Principal Executive Officer)	October 17, 2003

/s/ Michael P. Carrosino Michael P. Carrosino	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 17, 2003

/s/ Michael L. Hartzmark Michael L. Hartzmark	Director	October 17, 2003

/s/ Terry M. Giles Terry M. Giles	Director	October 17, 2003

/s/ Paul G. Kanan Paul G. Kanan	Director	October 17, 2003

/s/ Richard W. Palfreyman Richard W. Palfreyman	Director	October 17, 2003

/s/ Timothy A. Wudi Timothy A. Wudi	Director	October 17, 2003

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